Exhibit 1(6)(a)

               CHARTER OF MUTUAL OF AMERICA LIFE INSURANCE COMPANY

                     As Amended, Effective December 18, 1998

                                 ARTICLE I NAME

      The name of the Company is Mutual of America Life Insurance Company. It was formed originally under the name of National Health & Welfare Retirement Association, Inc. by Constitution filed with the New York State Insurance Department on January 3, 1945. The name National Health & Welfare Mutual Life Insurance Association, Inc. was adopted by a Certificate of Amendment filed with the New York State Insurance Department on December 31, 1978. The name was changed to Mutual of America Life Insurance Company by Certificate of Amendment filed with the New York State Insurance Department as of January 1, 1984.

                                ARTICLE II OFFICE

      The Home Office of the Company shall be located in the State of New York.

                               ARTICLE III PURPOSE

      SECTION 1. The kind or kinds of insurance to be transacted by the Company are those kinds specified in Paragraphs "1", "2", and "3", Subsection (a),
Section 1113, of Article 11 of the Insurance Law of the State of New York as they may be amended from time to time, which are:

            (a) Life Insurance,

            (b) Annuities - funding agreements as defined by Section 3222 of the Insurance Law of the State of New York are an included form of annuity hereunder, and

            (c) Accident and Health Insurance.

      Notwithstanding the foregoing the Company may transact any kind of life insurance, annuities, or accident and health insurance permitted to be transacted by a mutual life insurance company under the laws of the State of New York.

      SECTION 2. In transacting the kinds of insurance business specified in
Section 1 of this Article, the Company shall be empowered to engage in such other kind or kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the Company is authorized to do.

      SECTION 3. This Charter shall be construed to be in furtherance of and not in limitation of the general powers expressly conferred upon, or not denied to, mutual life insurance companies by the laws of the State of New York.

                          ARTICLE IV BOARD OF DIRECTORS

      SECTION 1. The corporate powers of the Company shall be exercised through a Board of Directors and through such committees of the Board of Directors and such officers as such Board or the By-Laws of the Company shall empower.

      Officers required by the By-Laws to be elected by the Board shall be elected by the Board at a meeting held not more than 30 days after each annual election of directors. Officers not required by the By-Laws to be elected by the Board may be appointed by the Board or the Chief Executive Officer.

      SECTION 2. The Board of Directors of the Company shall be not less than thirteen nor more than twenty-four in number; the number of directors may be fixed by the By-Laws, but if not so fixed, by action of the directors.

      SECTION 3. Each director shall be at least 18 years of age. At all times a majority of the directors shall be citizens and residents of the United States, and not less than three thereof shall be residents of New York State. All but four shall either be members of the Company in accordance with the New York Insurance Law, or shall be officers of member organizations, and at least two shall be officers of the Company.

      SECTION 4. The directors shall be elected by the policyholders in accordance with the provisions of the Insurance Law of the State of New York. Every policyholder of the Company whose insurance shall be in force for one year shall be entitled to vote upon the election of directors without other qualification. Such votes may be cast in person, by proxy, or by mail. The directors shall be chosen by the plurality of the whole number of votes cast upon the election.

      SECTION 5. The election of directors shall be held upon a day designated by the Board of Directors which shall be a working day in April.

      SECTION 6. "Independent Directors" as used herein shall mean persons who are not officers or employees of the Company or of any entity controlled by or under common control with the Company. A majority of the total number of directors, at least one of whom shall be an independent director, shall constitute a quorum of directors. A number less than a quorum may meet and adjourn from time to time until a quorum is present.

      SECTION 7. A director may be removed for cause by the vote of a majority of the remaining directors at a special meeting of the Board of Directors called by the Chairman of the Board, the Chief Executive Officer, or the Chairman of the Executive Committee.

      SECTION 8. Whenever a vacancy in the Board shall occur, the remaining directors may elect a new director or directors to fill such vacancy or vacancies as permitted by the By-Laws and by law.

                  ARTICLE V LIMITATION OF DIRECTORS' LIABILITY

      No director shall be personally liable to the Company or any of its policyholders for damages for any breach of duty as a director; provided, that the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgement or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which the director knew or reasonably should have known violated the New York Insurance Law or (b) which violated a specific standard of care imposed on directors directly, and not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or (c) which constituted a knowing violation of any other law, or establishes that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or (ii) the liability of a director for any act or omission prior to the adoption of this amendment by the Company.

               ARTICLE VI AMENDMENTS, BY-LAWS, CORPORATE EXISTENCE

      SECTION 1. The Board of Directors shall have power to make, and from time to time to amend or repeal such By-Laws, rules and regulations for the transaction of business of the Company, not inconsistent with the Company's Charter or the laws of the State of New York, as may be necessary for the proper management of the Company.

      SECTION 2. Subject to the approval of the Superintendent of Insurance of the State of New York, the Company reserves the right to amend, alter, change or repeal any provision contained in this Charter in the manner now or hereafter prescribed by statute.

      SECTION 3. The duration of the corporate existence of the Company shall be perpetual.


                                       2